Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Name under which Subsidiary does Business
Textainer Limited	Bermuda	Textainer Limited

Textainer Equipment Management Limited	Bermuda	Textainer Equipment Management Limited

Textainer Equipment Management (S) Pte Ltd	Singapore	Textainer Equipment Management (S) Pte Ltd

Textainer Equipment Management (U.S.) Limited	Delaware	Textainer Equipment Management (U.S.) Limited

Textainer Equipment Management (U.K.) Limited	United Kingdom	Textainer Equipment Management (U.K.) Limited

Textainer Marine Containers Limited	Bermuda	Textainer Marine Containers Limited